Exhibit 99.2

Dave Inc.

Q4 & FY 2022 Earnings Conference Call

March 6, 2023 | 5:00pm ET

Speakers

Jason Wilk, Co-Founder, CEO, President & Chairman

Kyle Beilman, CFO

Operator

Good afternoon everyone, and thank you for participating in today’s conference call to discuss Dave’s financial results for the fourth quarter and full year ended December 31, 2022. Joining us today are Dave’s CEO, Mr. Jason Wilk, and the Company’s CFO, Mr. Kyle Beilman.

By now, everyone should have access to the fourth quarter and full year 2022 earnings press release, which was issued earlier today at approximately 4:05 PM Eastern Time. The release is available in the Investor Relations section of Dave’s website at https://investors.dave.com. In addition, this call will also be available for webcast replay on the Company’s website. Following management remarks, we’ll open the call for your questions.

Certain comments made on this conference call and webcast are considered to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements.

These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Do not place undue reliance on any forward-looking statements, which are being made only as of the date of this call. Except as required by law, the Company undertakes no obligation to revise or publicly release the results of any revision to any sort of forward-looking statements.

The Company’s presentation also includes certain non-GAAP financial measures, including adjusted EBITDA, as supplemental measures of performance of our business. All non-GAAP measures have been reconciled to the most directly comparable GAAP measures in accordance with SEC rules. You will find reconciliation charts and other important information in the earnings press release and Form 8-K furnished to the SEC.

I would now like to turn the call over to Dave’s CEO, Mr. Jason Wilk.

Jason Wilk, CEO

Thank you, and good afternoon everyone.

I am incredibly proud of our team as we made great headway in our first year as a public company, growing to nearly 2 million monthly transacting members. We also grew revenue by nearly 34%, with Dave Card transaction revenue growing by 88%. As we exited the year, our profitability trends also dramatically improved as our adjusted EBITDA loss more than halved from $29 million in Q3 to $12 million in Q4 while we maintained ample liquidity to reach profitability.

Before we get into the details of the quarter, I’d like to provide a brief overview of our business for those less familiar with our story. Dave is one of the leading US neobanks and a pioneer of financial services, using disruptive technology to provide best in class banking services to millions of members at a fraction of the cost compared to incumbents. The anchor of our banking value proposition, ExtraCash, provides up to $500 of short term, interest free advances to members within minutes of joining. The speed to value, access and pricing of ExtraCash compared to traditional overdraft sets us apart from incumbents and is a key to our strategy of efficiently acquiring transacting Dave debit Card members.

Now, to dive a little deeper into the quarter and our progress against our strategy to be the superior banking product for everyday Americans.

Our first area of focus is to acquire banking customers efficiently at scale by marketing top-of-mind liquidity pain points for hard-working Americans. Dave’s low-cost banking services with Dave Card combined with ExtraCash remains a key differentiator to driving efficient customer acquisition. We added nearly 550,000 net new members in the fourth quarter while reducing our customer acquisition costs by 31% compared to the prior quarter. This improvement in customer acquisition costs is supported by ongoing initiatives to optimize our channel mix and creative strategies across marketing platforms, and enhanced measurement and reporting infrastructure that we believe is allowing us to deploy marketing dollars more efficiently. Not only has CAC come down by nearly a third, but we’ve also been able to acquire higher quality members. Our Q4 cohorts are delivering among the highest ARPU, retention and margins that we’ve ever seen from new members.

Our second focus area is to engage customers by delighting them with same-day access of up to $500 of ExtraCash using our AI driven underwriting.

ExtraCash experienced a steady increase in origination volume throughout 2022, with record volume of $801 million in Q4, a near 80% increase from the year ago quarter. Despite the strong growth, our ExtraCash advance net receivables portfolio totaled just $104 million as of quarter-end, underscoring the high velocity and capital-efficient nature of the product.

In the current economic environment, we believe there are significant sector tailwinds which will benefit demand for ExtraCash. With personal balance sheets coming under pressure due to inflation and rising costs, combined with other credit providers cutting back on risk, consumers are more likely to seek short-term liquidity solutions such as ExtraCash to bridge their financial gaps. This supply and demand dynamic leaves us optimistic about our growth prospects and we believe that we’re uniquely positioned to service this demand based on our differentiated underwriting capabilities. Since inception, we have disbursed over 65 million advances to members which has provided us with the unique ability to refine and retrain our underwriting models based on a massive proprietary data set. We continuously re-train and optimize our AI-based underwriting models to maximize our portfolio economics. As such, we continue to demonstrate our differentiated risk management capabilities with our 28-day delinquency rate declining by approximately 50 basis points quarter over quarter to 3.58%. Notably, this is 62 basis points better than pre-pandemic levels when compared to the fourth quarter of 2019. We anticipate continued improvements in delinquency performance in the first quarter, which is our seasonally strongest given the repayment support tax refunds provide our members.

Our underwriting is differentiated in that our AI is primarily using bank account transaction data. The data we receive allows us to detect, nearly in real-time, changes in income, cashflow, spending and savings patterns as well as employment status, which we use as leading indicators to underwrite and automatically settle with our members. By contrast, FICO-based underwriting predicates credit decisions on bureau data which are lagging indicators of customer risk with no insights into when customers can afford to make a payment. We believe this combination gives us structural advantage in a stressed economic environment.

In terms of ExtraCash’s product structure, its short average duration of one to two weeks, provides a distinct advantage in allowing us to make updates to our underwriting models significantly faster than traditional credit products with longer durations. We’re able to adjust our underwriting on a continuous basis and observe the impact on our portfolio within days and weeks of origination. This contrasts with longer-tenured credit products where it can take years to meaningfully adjust the pricing and underwriting in the underlying portfolios to reflect consumer credit market conditions.

Overall, ExtraCash provides superior value over traditional overdraft and other short term credit products for everyday consumers in terms of speed, cost and access. In addition, the real-time insights into the financial profiles of our members combined with the short duration and limited balance sheet requirements, allows us to generate significant risk-adjusted returns on the advances we provide that are consistently improving with our continued investments in AI.

Our final focus area is to create a deeper payments relationship with our members by accelerating adoption of our Dave debit Card.

We are ultimately working towards becoming a primary destination for our members to deposit their paycheck, putting Dave at the center of their financial lives. We are making meaningful progress towards this objective with card engagement reaching record levels in Q4. ExtraCash has been established as a significant driver of initial card usage. As a result, member engagement has continued to improve, with average transactions per monthly transacting member for the fourth quarter growing to 5.2x and Dave Card spending volume increasing 34% quarter-over-quarter and over 50% year-over-year. We anticipate these positive trends to continue with ongoing product development focused on capturing this opportunity in 2023. The business benefits of Dave Card engagement are clear to us. Active Dave Card members and direct depositors generate more robust transaction activity and ARPU, have better retention characteristics and generate substantially more lifetime value relative to a typical non-transacting Dave member.

As I mentioned earlier, 2022 was Dave’s first full year as a public company and I’m proud of what we accomplished. We made significant progress enhancing our banking suite to bring more value to our members. We reached record scale with monthly transacting members approaching nearly 2 million by the end of the year. And we improved our unit economics, drove marketing efficiencies, and expanded margins to continue paring Adjusted EBITDA losses as we exited the year, all of which will set us up for a strong 2023.

Looking ahead to this year, we remain focused on increasing the utility and value of our Dave Card business further supported by enhancements to ExtraCash. We expect these priorities to expand the value we deliver to our members, further improve our unit economics and cross-attach rates, solidifying our path to profitability in 2024, in-line with the target we established more than one year ago.

With that, I will turn the call over to Kyle to take you through our financial results. Kyle?

Kyle Beilman, CFO

Thank you, and good afternoon everyone.

As Jason overviewed, we’re happy with our execution in Q4. At a high-level, we once again delivered record revenue and transacting members. Our delinquency performance continues to trend favorably. We cut EBITDA losses significantly, and made progress on our strategic priority of accelerating Dave Card engagement.

Our total GAAP revenue was $59.6 million during Q4, up 45% from the same period last year. Our total non-GAAP revenue in Q4 was $61.8 million, representing 46% growth compared to the same period last year. This growth was driven by increases in our monthly transacting member base, combined with improved ExtraCash monetization and record Dave Card engagement which drove ARPU expansion for our seventh consecutive quarter.

Non-GAAP variable profit in Q4 increased to $25.5 million, representing a 41% margin relative to our total non-GAAP revenue, which was down slightly relative to Q3. While our fourth quarter variable margin benefitted from the optimization of ExtraCash processing flows, the modest contraction was driven by an increase in loss provision expense which was burdened by write-offs related to significant ExtraCash originations growth during the third quarter of this year.

As I’ll expand on more specifically in our outlook discussion in a moment, we plan to improve our variable margins substantially in 2023 relative to 2022, with the most pronounced improvement expected to be realized in the first quarter of 2023. In addition to the seasonal benefit of lower ExtraCash losses, we expect first quarter results to benefit from a significant partner contract we renegotiated effective January 1st. The savings here are substantial for the Dave Card business and will continue to improve as we scale. The first quarter will also reflect the majority of the processing cost enhancements we’ve made relative to how we utilize the payment networks to move money.

Moving to Q4 operating expenses, the provision for unrecoverable advances totaled $20.3 million compared to $10.5 million in the fourth quarter of 2021. The increase was primarily attributable to increases in ExtraCash originations and the growth of our member base, both positive trends for our business. We had $801 million of ExtraCash originations during the quarter, up significantly from $451 million during the fourth quarter of last year while keeping delinquency rates relatively flat and improving approximately 50 basis points sequentially.

Processing and servicing costs totaled $8.3 million during the fourth quarter compared to $6.5 million in the fourth quarter of 2021. This increase was primarily due to higher ExtraCash originations. On a percentage basis relative to the origination volume, processing and servicing costs improved 40 basis points down to 1.0% in the fourth quarter compared to 1.4% in the fourth quarter of 2021. This improvement was largely due to a structural optimization on the network costs related to ExtraCash, which we expect to capture additional upside from in Q1 of this year.

Marketing and acquisition spend came in at the midpoint of our Q4 guidance, totaling approximately $11.9 million in the fourth quarter compared to $12.6 million in the fourth quarter of 2021 and represented a 50% reduction sequentially. Notably, the impact on new member growth at these lower investment levels has been mitigated as we’ve become more efficient with our execution. CAC was down 31% sequentially, supported by channel and creative optimization, improved targeting and ongoing improvements to our measurement and reporting infrastructure that allowed us to invest more intelligently across our marketing mix.

It’s also worth noting that our customer acquisition costs have remained favorable in the first quarter of 2023, which is typically the softest quarter for marketing efficiency given how tax refunds help to support the liquidity needs of our member base and hence moderate response rates on our advertising. In general, we are choosing to be situationally efficient in Q1 with reduced marketing spend to maximize our returns on that investment, which has a corresponding favorable impact on profitability. Beyond Q1, we typically ramp marketing spend back up during Q2 and Q3 where we can achieve attractive returns on investment at greater scale.

In terms of compensation expense, we spent $22.1 million in the fourth quarter compared to $14.9 million in the fourth quarter of 2021. Nearly $6 million or 80% of this period-over-period increase was due to higher non-cash stock compensation expense. After adjusting for this impact, compensation expense increased approximately $1.6 million or 12% relative to the fourth quarter of 2021 due largely to strategic investments we made in product, engineering and marketing personnel needed to execute on our growth initiatives. On a sequential basis, our compensation expense decreased slightly as we continue to exercise tight cost discipline around headcount. We believe the investments we have made in our product development team, particularly in late 2021 and the first half of 2022, are sufficient for us to execute on our business plan. Given that compensation expense is the most significant component of our fixed costs base, we expect to achieve substantial operating leverage as we scale the business which will further strengthen our path to profitability.

GAAP net loss for the fourth quarter was $21.5 million compared to $15.2 million in the fourth quarter of 2021, driven largely by the factors outlined above.

Adjusted EBITDA for the fourth quarter was a loss of $11.8 million compared to a loss of $12.6 million during the year-ago period. On a sequential basis, adjusted EBITDA loss improved nearly 60% as we continue to grow the top-line in a disciplined manner, maintain strong variable margins, improve our unit economics, optimize marketing spend, and achieve operating leverage.

Now, turning to the balance sheet. As of December 31, 2022, we had approximately $193 million of cash and cash equivalents, restricted cash, marketable securities and short-term investments compared to $225 million in the sequential period. It’s also worth pointing out the size of our net receivables, which is a significant asset for us. As of year-end, our net receivables balance was $104 million, an increase of $17 million sequentially.

During the fourth quarter, we relied primarily on our balance sheet cash to fund ExtraCash originations as opposed to our credit facility given the cost of capital difference relative to returns on our corporate cash. This primarily contributed to the reduction in our cash balance between Q3 and Q4, combined with other increases in net working capital that we do not expect to persist.

It’s also worth mentioning that our credit facility has a remaining term of two years and an advance rate that increases the more we utilize the facility. In aggregate, we have high conviction in our level of capitalization and in our ability to deliver solid growth, execute on our strategy, and achieve profitability without the need to raise any additional equity capital.

Now, turning to our outlook, we expect our non-GAAP revenue to range between $235 million and $260 million for 2023, representing growth of 11% to 23% from 2022. In terms of margins, we expect our non-GAAP variable margin to expand to a range of 43% to 47%, which represents a 200 to 600 basis point improvement relative to 2022. We also expect to improve our adjusted EBITDA loss, to a range of ($50)—($35) million, reflecting a 43% to 60% improvement over 2022. And finally, we are reiterating our target to turn adjusted EBITDA profitable in 2024, with our expected operating free cash flow tracking the trajectory of adjusted EBITDA moving forward.

This concludes our financial highlights. I will now turn it back over to Jason for his closing remarks.

Jason Wilk, CEO

Thanks, Kyle. I would like to thank everyone for joining the call today, as well as our team who continue to commit themselves to bringing this business to its next phase of growth and profitability. We are excited about where the Company is heading, and I look forward to providing further updates on our next call.

Question and Answer

Operator

Our first question comes from the line of Sagiv Hartmayer with Jefferies.

Sagiv Hartmayer, Jefferies LLC, Research Division

To start out, maybe just one on delinquencies. As you pointed out in the quarter, you had improving 28 delinquencies, it’s a fairly turbulent environment. Not to get too far ahead into 2023, but just given the environment and what you’re seeing, how should we be thinking about delinquencies as well as the provision for the year?

Kyle Beilman, CFO & Secretary

This is Kyle. Thanks for the question. I’d say based on what we’ve seen throughout the fourth quarter and what we’ve seen to start the year, we’re very confident in our continued ability to drive down delinquency rates. Obviously, there’s a lot of uncertainty in the market right now, but we feel that we have a differentiated approach for managing risk and we’ll react to any changes that we see on our book. But by and large, we’re very confident in continued improvements and what we’ve seen to date and that we can extract profitable unit economics out of the portfolio in 2023 moving forward. I don’t know, Jason, if you have anything to add?

Jason Wilk, Co-Founder, CEO

No, I’ll just highlight the AI-driven underwriting is—can react quickly in real time to changes in bank activity, which not only gives us unparalleled access to underwrite, but also helps us to collect as well when someone’s advances do. And given the average duration of the advance of the extent is only 1 to 2 weeks, that gives us a leg up in our ability to quickly make changes versus other credit products.

Sagiv Hartmayer, Jefferies LLC, Research Division

Okay. Yes, that’s really helpful. As a quick follow-up, on expenses. We know you’re seeing pretty strong growth. But obviously, on the other hand, there is a desire to move toward breakeven, as you guys mentioned in ‘24, is there a framework for how you think about the expense run rate or the growth in the next year?

Kyle Beilman, CFO

In terms of the fixed costs, just to clarify the question?

Sagiv Hartmayer, Jefferies LLC, Research Division

Yes, that’s right.

Kyle Beilman, CFO

Yes. I mean as we’ve explained over the last quarter or two, we feel that the investments that we’ve made in our team are more than sufficient for us to execute on our plans for 2023. And with that, I don’t expect our cost to increase from here, which really just support the operating leverage out of the business model as we continue to grow the top line and increase margins. So I generally look at the fourth quarter as sort of a run rate from a fixed cost standpoint for how the year of 2023 will look.

Operator

Ladies and gentlemen, there are no further questions at this time. And this will conclude today’s conference. You may disconnect your lines, and thank you for your participation.